Exhibit 99.2

Memorandum of Understanding

Made on August 1, 2006 (the "Effective Date") by and between:

1.	SulphCo, Inc., a Nevada corporation having its registered office at 850 Spice Islands Drive, Sparks, NV 89431, USA ("SulphCo"); and

2.	Pierson Capital International Ltd, a Hong Kong corporation having its registered office at Two Chinachem Plaza (12th Floor), 68 Connaught Road, Central, Hong Kong SAR ("PCI").

Whereas:

A.
SulphCo developed and owns or has rights to certain patents, patent applications and certain other intellectual properly relating to the treatment of petroleum products referred to as Sonocracking (the "Technology"). The Technology is protected inter alia through the US patents no. 6'402'939, 6'500'219, 6'652'992, 6'827'844 and 6'897'628.

B.
SulphCo and Trans Gulf Petroleum, a company incorporated under the laws of the United Arab Emirates ("Trans Gulf Petroleum"), are the two shareholders (with equal stakes) in Fujairah Oil Technology, LLC ("FOT"), a joint venture company established in the Emirate of Fujairah, UAE. FOT is currently constructing 210,000 barrels per day Sonocracking facility in Fujairah (the "Fujairah Facility").

C.
PCI is an international, privately-held corporation providing technical and marketing advisory services to the petroleum industry, with field offices in New York City, Beijing, Mexico City, Luanda and (as of September 1, 2006) Dubai.

The parties agree as follows:

1.
Appointment. As from the Effective Date, SulphCo appoints PCI as its advisor and coordinator for operational logistics associated to the Technology and for the commercial marketing of the Technology-enhanced petroleum and/or petroleum products, which appointment PCI accepts. Operational logistics shall specifically include marine terminal capabilities, storage and tanker capacities, import and export management and shipping coordination, including in particular but without limitation in relation to the Fujairah Facility. PCI confirms being aware of the existence and terms of the Memorandum of Association dated 29 November 2005 between SulphCo and Trans Gulf Petroleum (the "MoA"). Nothing herein shall affect, or be construed as affecting, the rights of any of SulphCo, Trans Gulf Petroleum and/or FOT under the MoA.

2.
PCI Assessment. PCI shall conduct a professional assessment of the logistical requirements and marketing opportunities evolving from and associated with the operation of the Fujairah Facility. For these purposes, PCI will, at its cost, send to Fujairah such number of professionals as it deems appropriate to undertake this task. SulphCo will provide PCI with all necessary assistance and support to allow PCI to complete its assessment in a timely manner.

3.
 PCI Report. Upon conclusion of its assessment in Fujairah, PCI will present SulphCo with a written analysis of the potential issues and the opportunities associated with the operation of the Fujairah Facility (the "PCI Report").

4.
 Joint Evaluation. SulphCo and PC1 will jointly evaluate the PCI Report and determine their interest to further cooperate in the implementation of those findings of the PCI Report that will be accepted by SulphCo (such future cooperation, if applicable, being hereafter referred to as the "Cooperation").

5.
 Form of Cooperation. The Cooperation may tale the form or a contractual relation and/or a joint venture company between SulphCo, PCI and/or such third party partner as SulphCo and PCI may mutually agree upon.

6.
Applicable law and arbitration. This Memorandum of Understanding shall be construed, interpreted and governed by the laws of England. Any dispute arising out of or in connection with this Memorandum of Understanding which cannot be settled amicably shall be referred to and finally resolved by arbitration under the Rules of International Arbitration of the International Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules, which Rules are deemed to be incorporated by reference into this Clause. The language of the arbitration shall be English and the place of arbitration shall be London.

Pierson Capital International Ltd By:/s/Patrick Rosenbaum Name: Patrick Rosenbaum Title: President & CEO	SulphCo, Inc. By:/s/ Rudolf W. Gunnerman Title: Chairman - CEO